EXHIBIT 4.1 TO FORM 8-K
AMBASSADORS INTERNATIONAL, INC.

10% SENIOR SECURED NOTES DUE 2012

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SECOND SUPPLEMENTAL INDENTURE

DATED AS OF APRIL 6, 2011

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WILMINGTON TRUST FSB

AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of April 6, 2011 (this “Supplemental Indenture”), among AMBASSADORS INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to below), and WILMINGTON TRUST FSB, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have entered into that certain Indenture, dated as of November 13, 2009 (the “Indenture”), providing for the issuance of the Company’s 10% Senior Secured Notes due 2012 (the “Securities”);

WHEREAS, on November 13, 2009, the Company issued Securities pursuant to the Indenture, the outstanding principal amount of which equals $19,671,500, together with accrued and capitalized interest;

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have entered into that certain First Supplemental Indenture, dated as of March 23, 2010 (the “First Supplemental Indenture);

WHEREAS, Section 902 of the Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities then outstanding voting as a single class (the “Required Holders”), the Company and the Trustee may enter into a supplemental indenture amending the Indenture (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 902 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the board of directors of the Company;

WHEREAS, the Company has received the consent of the Required Holders and has satisfied all other conditions precedent and covenants, if any, provided for in the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officer’s Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 903 of the Indenture; and

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture (i) an Opinion of Counsel relating to this Supplemental Indenture, (ii) the Officer’s Certificate referred to in the immediately preceding recital, (iii) a certified copy of the Board Resolution authorizing the Company to execute this Supplemental Indenture and (iv) a copy of the Instruction and Indemnity Letter (First), dated as of April 1, 2011 between the Company and certain Holders of the Securities, in each case, as contemplated by Section 903 of the Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.1   Amendments to Certain Definitions in Section 101.

(a)           “Asset Disposition.”  The definition of “Asset Disposition” in Section 101 of the Indenture is hereby amended by substituting a comma for the word “and” immediately prior to clause (10) of such definition and by adding the following new language at the end of such definition:

“and (11) any Approved Sale.”

(b)           “Working Capital Facility.”  The definition of “Working Capital Facility” in Section 101 of the Indenture is hereby amended and restated in its entirety to read as follows:

‘“Working Capital Facility” means that certain Credit and Guaranty Agreement, dated as of March 23, 2010 (as the same may be amended, supplemented, replaced, refinanced, renewed, extended, restated or otherwise modified), provided that the total amount which may be borrowed pursuant to the Working Capital Facility and any such amendment, supplement, replacement, refinancing, renewal, extension or restatement is limited to an amount at any one time outstanding (including any sublimits for letters of credit) not in excess of $20 million in the aggregate, plus, to the extent permitted by the Intercreditor Agreement, any increase in principal resulting from the amount of any interest, fees or other amounts in respect thereof that are capitalized as principal.’

(c)           “Approved Sale.”  The following new definition is hereby inserted in Section 101 in proper alphabetical order:

“Approved Sale” means any sale, pursuant to an asset purchase agreement approved by the Holders of a majority in aggregate principal amount of the Outstanding Securities, of certain assets of the Issuer and its Subsidiaries, pursuant to Section 363 of the Bankruptcy (whether by credit bid or otherwise).

(d)           ‘“Bankruptcy Code.”  The following new definition is hereby inserted in Section 101 in proper alphabetical order:

‘“Bankruptcy Code” means the Federal Bankruptcy Code, as amended.”’

(e)           “Second Supplemental Indenture.”  The following new definition is hereby inserted in Section 101 in proper alphabetical order:

‘“Second Supplemental Indenture” means the Second Supplemental Indenture dated as of April 6, 2011 among the Company, the Subsidiary Guarantors and the Trustee, amending this Indenture in accordance with Section 902 hereof.’

SECTION 1.2   Amendment to Section 1008.

Clause (1) of Section 1008 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Debt under any Working Capital Facility in an aggregate principal amount at any one time outstanding not to exceed $20 million (plus, to the extent permitted by the Intercreditor Agreement, any increase in principal resulting from the amount of any interest, fees or other amounts in respect thereof that are capitalized as principal).”

SECTION 1.3   Amendment to Section 1017.

Clause (1) of Section 1017 of the Indenture is hereby amended by adding the following language “(other than any Change of Control that could result from the consummation of an Approved Sale)” in the first sentence after the words “Change of Control”.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.1    Indenture.

Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and the Trustee, the Company, each Subsidiary Guarantor and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 107 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 2.2   Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.3   Capitalized Terms.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.4   Effect of Headings.

The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 2.5   Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any Agent, assumes any responsibility for their correctness. The Trustee makes no representation as to, and shall not be responsible in any manner for or in respect of, the validity or sufficiency of this Supplemental Indenture.

SECTION 2.6   Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection or indemnity to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.7   Governing Law.

This Supplemental Indenture, the Securities and the Subsidiary Guarantees endorsed thereon shall be governed by and construed in accordance with the laws of the State of New York (other than principles of conflicts of law to the extent that application of the laws of a jurisdiction other than the State of New York would be required thereby).

SECTION 2.8   Counterparts.

This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same document. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof, and each party hereto agrees to deliver a manually executed counterpart to each other party hereto upon request.

SECTION 2.9   Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Supplemental Indenture by the Trustee shall bind its successors and assigns, whether so expressed or not.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as or the day and year written above.

AMBASSADORS INTERNATIONAL, INC.
AMBASSADORS CRUISE GROUP, LLC
MQ BOAT, LLC
DQ BOAT, LLC
CONTESSA BOAT, LLC
CQ BOAT, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC
AMERICAN WEST STEAMBOAT COMPANY LLC
QW BOAT COMPANY LLC
AMBASSADORS INTERNATIONAL MARSHALL ISLANDS, LLC
AMBASSADORS INTERNATIONAL CRUISE GROUP, LLC
AMBASSADORS INTERNATIONAL INVESTMENTS, LLC
WINDSTAR SAIL CRUISES LIMITED
WIND STAR LIMITED
WIND SPIRIT LIMITED
DEGREES LIMITED

By: /s/ Hans Birkholz
Name: Hans Birkholz
Title: President and Chief Executive Officer

WILMINGTON TRUST FSB

By: /s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President